Exhibit 99.1

Hecla Reports Second Quarter 2017 Results

Capital spending declines 43%; Secured San Sebastian mill through 2020

COEUR D'ALENE, Idaho--(BUSINESS WIRE)--August 3, 2017--Hecla Mining Company (NYSE:HL) today announced second quarter 2017 financial and operating results.

HIGHLIGHTS (Comparisons to Second Quarter of 2016)

  Secured the San Sebastian mill through 2020.
  Capital expenditures of $24.3 million, a 43% decline.
  Significant improvements in treatment and refining charges for lead, zinc and bulk concentrates in 2017.
  Net loss applicable to common stockholders of $24.2 million, or $0.06 per share, which includes an income tax provision of $16.1 million, reflecting that we have non-deductible losses in the U.S.
  Adjusted net loss applicable to common stockholders of $15.5 million, or $0.04 per share.1
  Sales of $134.3 million.
  Adjusted EBITDA of $48.5 million and net debt/adjusted EBITDA (last 12 months) of 1.3x. 2,3
  Cost of sales and other direct production costs and depreciation, depletion and amortization ("cost of sales") of $103.1 million.
  The ongoing strike at Lucky Friday has lowered metal production but has improved silver cash cost, after by-product credits, 93% to $0.26 per ounce, the lowest in 7 years. 4
  All in sustaining cost (AISC), after by-product credits, of $9.97 per silver ounce, a 22% decrease. 5
  Cash and cash equivalents and short-term investments of $202 million at June 30.
  Extended the $100 million senior secured revolving credit facility to July 2020.
  Credit rating upgrade by S&P Global Ratings to B from B- with a stable outlook.

"We maintained a strong financial position in the second quarter, with 43% lower capital expenditures and solid operating performance from Greens Creek and San Sebastian, with cash costs of $0.26 and under $10 AISC, both after by-product credits per silver ounce, offsetting Lucky Friday which remains idled due to the strike," said Phillips S. Baker, Jr., President and CEO. "With the significant exploration discoveries at San Sebastian, we are now expecting to extend the life of that project through 2020. Performance of the three mines continues as planned. Higher grade and lower waste tons moved in the second half of 2017 at Casa Berardi should significantly impact production and cost per ounce."

FINANCIAL OVERVIEW

	Second Quarter Ended		Six Months Ended
HIGHLIGHTS	June 30, 2017	June 30, 2016	June 30, 2017	June 30, 2016
FINANCIAL DATA
Sales (000)	$134,279	$171,302	$276,823	$302,319
Gross profit (000)	$31,207	$58,452	$66,123	$89,274
Income (loss) applicable to common stockholders (000)	$(24,154)	$23,978	$2,542	$23,222
Basic and diluted income (loss) per common share	$(0.06)	$0.06	$0.01	$0.06
Net income (loss) (000)	$(24,016)	$24,116	$2,818	$23,498
Cash provided by operating activities (000)	$7,536	$67,390	$45,821	$86,138

Net loss applicable to common stockholders for the second quarter of 2017 was $24.2 million, or $0.06 per share, compared to net income applicable to common stockholders of $24.0 million, or $0.06 per share, for the same period in 2016. The result was mainly due to the following items:

  Income tax provision of $16.1 million, despite reporting a net loss before taxes, primarily due to estimated taxes related to operations in Mexico and reflecting that we have non-deductible losses in the U.S.
  Interest expense, net of amount capitalized, of $10.5 million in the second quarter of 2017, increased over the $5.4 million recognized in the second quarter of 2016, primarily due to interest being capitalized in the 2016 period due to construction of the #4 Shaft.
  An increase of $3.0 million in exploration and pre-development expenditures over the second quarter of 2016, particularly focused on San Sebastian and Casa Berardi.
  Lucky Friday suspension costs of $6.4 million, along with $1.6 million in non-cash depreciation expense, in the second quarter of 2017 incurred during the strike.
  Net foreign exchange loss of $3.9 million versus a net loss of $1.9 million in the second quarter of 2016.

Operating cash flow was $7.5 million compared to $67.4 million in the second quarter of 2016, with the decrease due to lower metals production, as discussed below, and the timing of payment of incentive compensation.

Adjusted EBITDA was $48.5 million compared to $78.0 million in the second quarter of 2016, with the decrease mainly due to lower metals production.

Capital expenditures (excluding capitalized interest and capital leases) totaled $24.3 million for the second quarter compared to $42.3 million, with the decrease due to completion of the #4 Shaft and the idling of Lucky Friday due to the ongoing strike. Expenditures (excludes capital leases) at Casa Berardi, Greens Creek, Lucky Friday and San Sebastian were $10.3 million, $10.4 million, $0.8 million, and $2.4 million, respectively.

Metals Prices

The average realized silver price in the second quarter was $17.14 per ounce, within 1% of the $17.26 average realized silver price in the second quarter of 2016. The average realized gold price was $1,260 per ounce, compared to $1,254 in the second quarter 2016. Realized lead prices of $0.95/lb were up 20% and realized zinc prices of $1.14/lb were up 28% from the second quarter of 2016.

OPERATIONS OVERVIEW

Overview

The following table provides the production summary on a consolidated basis for the second quarter and six months ended June 30, 2017 and 2016:

		Second Quarter Ended		Six Months Ended
		June 30, 2017	June 30, 2016	June 30, 2017	June 30, 2016
PRODUCTION SUMMARY
Silver -	Ounces produced	2,807,474	4,241,398	6,176,901	8,884,102
	Payable ounces sold	2,688,721	4,141,427	5,557,835	7,937,242
Gold -	Ounces produced	52,561	62,965	108,674	118,653
	Payable ounces sold	53,170	64,609	104,541	110,869
Lead -	Tons produced	4,420	10,391	13,056	21,429
	Payable tons sold	4,250	9,663	10,676	18,413
Zinc -	Tons produced	12,966	18,132	28,503	35,496
	Payable tons sold	8,978	10,010	20,825	24,352

The following tables provide a summary of the final production, cost of sales, cash cost, after by-product credits, per silver and gold ounce, and AISC, after by-product credits, per silver and gold ounce for the second quarter and six months ended June 30, 2017:

Second Quarter Ended			Greens Creek		Lucky Friday	Casa Berardi		San Sebastian
June 30, 2017	Silver	Gold	Silver	Gold	Silver	Gold	Silver	Silver	Gold
Production (ounces)	2,807,474	52,561	1,932,047	12,704	—	33,261	8,477	866,950	6,596
Increase/(decrease) over 2016	(34)%	(17)%	(9)%	10%	N/A	(21)%	(2)%	(31)%	(30)%
Cost of sales and other direct production costs and depreciation, depletion and amortization (000s)	$59,392	$43,680	$54,319	N/A	$ N/A	$43,680	N/A	$5,074	N/A
Increase/(decrease) over 2016	(17)%	6%	24%	N/A	N/A	6%	N/A	(45)%	N/A
Cash costs, after by-product credits, per silver or gold ounce[4,6]	$0.26	$972	$1.86	N/A	N/A	$972	N/A	$(3.31)	N/A
Increase/(decrease) over 2016	(93)%	62%	(65)%	N/A	N/A	62%	N/A	9%	N/A
AISC, after by-product credits, per silver or gold ounce[5]	$9.97	$1,373	$8.71	N/A	N/A	$1,373	N/A	$0.06	N/A
Increase/(decrease) over 2016	(22)%	33%	(32)%	N/A	N/A	33%	N/A	(103)%	N/A
Six Months Ended			Greens Creek		Lucky Friday	Casa Berardi		San Sebastian
June 30, 2017	Silver	Gold	Silver	Gold	Silver	Gold	Silver	Silver	Gold
Production (ounces)	6,176,901	108,674	3,861,344	26,726	680,782	69,068	17,022	1,617,753	12,880
Increase/(decrease) over 2016	(30)%	(8)%	(16)%	(3)%	(63)%	(5)%	9%	(34)%	(32)%
Cost of sales and other direct production costs and depreciation, depletion and amortization (000s)	$124,553	$86,147	$98,314	N/A	$14,542	$86,147	N/A	$11,697	N/A
Increase/(decrease) over 2016	(13)%	22%	11%	N/A	(61)%	22%	N/A	(31)%	N/A
Cash costs, after by-product credits, per silver or gold ounce[4,6]	$0.58	$927	$1.26	N/A	$5.93	$927	N/A	$(3.29)	N/A
Increase/(decrease) over 2016	(83)%	37%	(73)%	N/A	(37)%	37%	N/A	4%	N/A
AISC, after by-product credits, per silver or gold ounce[5]	$8.83	$1,312	$6.28	N/A	$12.06	$1,312	N/A	$0.24	N/A
Increase/(decrease) over 2016	(23)%	14%	(35)%	N/A	(45)%	14%	N/A	(111)%	N/A

Greens Creek Mine - Alaska

At the Greens Creek mine, 1.9 million ounces of silver and 12,704 ounces of gold were produced in the second quarter, compared to 2.1 million ounces and 11,528 ounces, respectively, in the second quarter of 2016. Lower silver production was expected and was principally due to lower grades than the second quarter of 2016. The mill operated at an average of 2,316 tons per day (tpd) in the second quarter, which was 4% higher than the second quarter of 2016.

The cost of sales for the second quarter was $54.3 million, and the cash cost, after by-product credits, per silver ounce, was $1.86, compared to $43.7 million and $5.38, respectively, for the second quarter of 2016.4 The AISC, after by-product credits, was $8.71 per silver ounce for the second quarter compared to $12.87 in the second quarter of 2016.5 The per ounce silver costs were lower primarily due to higher base metals prices.

In the second quarter of 2017, the first Woodgrove staged-flotation-reactor was commissioned in the lead bulk flotation circuit, and the unit is increasing the distribution of metals to concentrates with higher payable terms, the full benefit of which is expected to be seen starting in the fourth quarter. Initial indications are that additional units can be deployed to other circuits. In addition, a replacement underground truck capable of operating autonomously has arrived at Greens Creek. A study of autonomous operation during shift change is underway.

Due to tight worldwide supply of lead and zinc concentrates, significant improvements in the treatment and refining charges (TC and RC) have been realized for 2017 benchmark sales terms. The TC and RC have decreased for lead, zinc and bulk concentrates by 38%, 20% and 18% per dry metric tonne, respectively, from 2016 levels.

Lucky Friday Mine - Idaho

Production at Lucky Friday has been suspended since March 13, 2017 due to the ongoing strike. Suspension costs of the mine during the strike period are reported in a separate line item on our condensed consolidated statement of operations, and are excluded from the calculation of cost of sales, cash cost, after by-product credits, per silver ounce and AISC, after by-product credits, per silver ounce.

These costs included construction of a needed bypass ramp, ongoing maintenance of #2 Shaft, and stope backfilling and limited stope mining were conducted which should facilitate restart. Cash suspension-related costs were $1.5 to $2 million per month. Limited production or moving to care and maintenance should allow the cost to be between $1 to $1.5 million per month.

Casa Berardi - Quebec

At the Casa Berardi mine, 33,261 ounces of gold were produced in the second quarter, including 9,481 ounces from the East Mine Crown Pillar (EMCP) pit, compared to 41,955 ounces in the prior year period, with the decrease primarily due to expected lower grades encountered as a result of mine sequencing. The mill operated at an average of 3,628 tpd in the second quarter, an increase of 51% over the second quarter of 2016 and a record for the mine, due to the addition of the EMCP pit.

The cost of sales was $43.7 million for the second quarter and the cash cost, after by-product credits, per gold ounce was $972, compared to $41.2 million and $601, respectively, in the prior year period.4,6 The increase in cash cost, after by-product credits, per gold ounce is partly due to the expensing of stripping costs for the new EMCP pit, as well as the stronger Canadian dollar and lower gold production. The AISC, after by-product credits, was $1,373 per gold ounce for the second quarter compared to $1,034 in the second quarter of 2016, primarily due to lower gold production.5

Gold production is expected to increase in the second half of 2017 due to anticipated higher grades, which, along with expected reduced amount of waste tons being moved at the EMCP pit, is expected to improve the cash cost, after by-product credits, and the AISC, after by-product credits. A site optimization study is ongoing that involves modeling of the mill and open-pits, and determination of the optimal open-pit/underground feed mix.

A project is underway to complete the 985 drift and then to automate it with the goal of efficiently moving material from deeper in the mine to the shaft and then hoist it to surface. The project is proceeding well; all breakthroughs for the drift have been completed, and chute installation and communications equipment installation are underway. The project is on track for commissioning by the end of the year and should ultimately reduce the number of trucks and associated maintenance and personnel costs. The first 40 tonne automated truck has arrived and is expected to begin operating in this drift by the end of the year; a second truck is expected to be operational in 2018.

San Sebastian - Mexico

At the San Sebastian mine, 866,950 ounces of silver and 6,596 ounces of gold were produced in the second quarter, compared to 1,258,103 ounces and 9,482 ounces in the prior year period. The lower silver and gold production was expected as the mine moved from East Francine to Middle and North vein pits, resulting in lower grades. The mill operated at an average of 423 tpd in the second quarter, which was 3% higher than the second quarter of 2016.

The cost of sales was $5.1 million for the second quarter and the cash cost, after by-product credits, was negative $3.31 per silver ounce, compared to $9.2 million and negative $3.05, respectively, in the second quarter of 2016. The low cash cost, after by-product credits, continues due to the silver grade, despite it being lower than the prior period, as well as significant gold production, which is considered a by-product credit. The AISC, after by-product credits, was $0.06 per silver ounce for the second quarter compared to negative $2.33 in the second quarter of 2016, with the increase principally due to lower gold by-product credits and increased exploration and capital spending.

The mine is transitioning from open pit to underground mining, which is expected by the end of 2017. Development of the ramp to connect the new portal to a ramp being driven from the existing workings continues, and should be completed in the Fall. Recent definition drilling on the Middle Vein has shown better continuity of high-grade within the reserve area and exploration drilling continues to define new high-grade material near the proposed mine development along the Middle and East Francine veins. It now appears that sufficient material has been identified underground, in open pits and in stockpiles to extend the life of the project through 2020, and the Company has secured the mill for an additional two years.

EXPLORATION

Expenditures

Exploration (including corporate development) expenses were $5.9 million, an increase of $2.5 million compared to the second quarter 2016. Full year exploration (including corporate development) expenses are expected to be $20-25 million, up from $14.7 million in 2016, in part reflecting more aggressive exploration programs at San Sebastian, Casa Berardi and Greens Creek, and continued exploration at the Kinskuch, Little Baldy and Opinaca-Wildcat projects.

A complete summary of exploration for the second quarter can be found in the news release entitled "Hecla Reports Second Quarter Drilling and Exploration Update" released on August 2, 2017.

PRE-DEVELOPMENT

Pre-development spending was $1.1 million for the quarter, principally to advance the permitting of Rock Creek and Montanore. Data exports have been provided for import into Vulcan (mine planning software) for the generation of a mine plan for Rock Creek. The mine plan for Montanore will also be updated with the new 2016 block model.

At Rock Creek the US Forest Service issued its Final Supplemental Environmental Impact Statement in late June and its draft Record of Decision. That draft decision is subject to a 45-day formal comment period. The agency will consider any comments and issue its final Record of Decision. We anticipate this final decision in early 2018.

With respect to the Montanore project, the Montana Federal District Court overturned previously granted environmental approvals and remanded the Record of Decision and related documents of the US Forest Service and US Fish and Wildlife Service for further review by the agencies consistent with the Court's opinions. In its decision, the Court advised the agencies they could issue a new Record of Decision and related documents for just the initial evaluation phase of the project, which has minimal environmental effects, or reconsider the entire project once again. It is anticipated that the next steps will be for the Forest Service to prepare a new Record of Decision and the Fish and Wildlife Service to prepare new Biological Opinions, in each case to address the deficiencies in those documents identified by the Court.

BASE METALS AND CURRENCY HEDGING

Base Metals Forward Sales Contracts

The following table summarizes the quantities of base metals committed under financially settled forward sales contracts at June 30, 2017:

	Pounds Under Contract (in thousands)		Average Price per Pound
	Zinc	Lead	Zinc	Lead
Contracts on forecasted sales
2017 settlements	6,834	6,504	$1.26	$1.05
2018 settlements	28,329	16,314	$1.23	$1.05
2019 settlements	1,102	1,102	$1.21	$1.06

The contracts represent 14% of the forecasted payable zinc production for the three-year period 2017-2019 at an average price of $1.23 per pound and 12% of the forecasted payable lead production for the three-year period 2017-2019 at an average price of $1.05 per pound.

Foreign Currency Forward Purchase Contracts

The following table summarizes the quantities of Canadian dollars and Mexican pesos committed under financially settled forward purchase contracts at June 30, 2017:

	Currency Under Contract (in thousands of CAD/MXN)		Average Exchange Rate
	CAD	MXN	CAD/USD	MXN/USD
2017 settlements	60,000	96,000	1.30	19.83
2018 settlements	76,500	—	1.29	—
2019 settlements	63,600	—	1.31	—
2020 settlements	30,000	—	1.29	—

DIVIDENDS

Common

The Board of Directors elected to declare a quarterly cash dividend of $0.0025 per share of common stock, payable on or about August 31, 2017, to stockholders of record on August 23, 2017. The realized silver price was $17.14 in the second quarter and therefore did not satisfy the criteria for a larger dividend under the Company's dividend policy.

The Board of Directors also declared the regular quarterly dividend of $0.875 per share on the 157,816 outstanding shares of Series B Cumulative Convertible Preferred Stock. This represents a total amount to be paid of approximately $138,000. The cash dividend is payable October 2, 2017, to stockholders of record on September 15, 2017.

CONFERENCE CALL AND WEBCAST

A conference call and webcast will be held Thursday, August 3, at 10:00 a.m. Eastern Time to discuss these results. You may join the conference call by dialing toll-free 1-855-760-8158 or for international dialing 1-720-634-2922. The participant passcode is HECLA. Hecla's live and archived webcast can be accessed at www.hecla-mining.com under Investors or via Thomson StreetEvents Network.

ABOUT HECLA

Founded in 1891, Hecla Mining Company (NYSE:HL) is a leading low-cost U.S. silver producer with operating mines in Alaska, Idaho, and Mexico and is a gold producer with an operating mine in Quebec, Canada. The Company also has exploration and pre-development properties in seven world-class silver and gold mining districts in the U.S., Canada and Mexico, and an exploration office and investments in early-stage silver exploration projects in Canada.

NOTES

Non-GAAP Financial Measures

Non-GAAP financial measures are intended to provide additional information only and do not have any standard meaning prescribed by generally accepted accounting principles in the United States. Furthermore, there is no assurance that these non-GAAP measures appearing in this release are calculated the same as other mining companies that may use the same or similar terms (GAAP). These measures should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.

(1) Adjusted net income (loss) applicable to common stockholders is a non-GAAP measurement, a reconciliation of which to net income (loss) applicable to common stockholders, the most comparable GAAP measure, can be found at the end of this release. Adjusted net income (loss) is a measure used by management to evaluate the Company's operating performance but should not be considered an alternative to net income (loss), or cash provided by operating activities as those terms are defined by GAAP, and does not necessarily indicate whether cash flows will be sufficient to fund cash needs. In addition, the Company may use it when formulating performance goals and targets under its incentive programs.

(2) Adjusted EBITDA is a non-GAAP measurement, a reconciliation of which to net income (loss), the most comparable GAAP measure, can be found at the end of this release. Adjusted EBITDA is a measure used by management to evaluate the Company's operating performance but should not be considered an alternative to net income (loss), or cash provided by operating activities as those terms are defined by GAAP, and does not necessarily indicate whether cash flows will be sufficient to fund cash needs. In addition, the Company may use it when formulating performance goals and targets under its incentive programs.

(3) Net debt to adjusted EBITDA is a non-GAAP measurement, a reconciliation of adjusted EBITDA and net debt to the closest GAAP measurements of net income (loss) and debt can be found at the end of this release. It is an important measure for management to measure relative indebtedness and the ability to service the debt relative to its peers. It is calculated as total debt outstanding less total cash on hand divided by adjusted EBITDA.

(4) Cash cost, after by-product credits, per silver and gold ounce is a non-GAAP measurement, a reconciliation of which to cost of sales and other direct production costs and depreciation, depletion and amortization (sometimes referred to as "cost of sales" in this release), can be found at the end of this release. It is an important operating statistic that management utilizes to measure each mine's operating performance. It also allows the benchmarking of performance of each mine versus those of our competitors. As a primary silver mining company, management also uses the statistic on an aggregate basis - aggregating the Greens Creek, Lucky Friday and San Sebastian mines - to compare performance with that of other primary silver mining companies. With regard to Casa Berardi, management uses cash cost, after by-product credits, per gold ounce to compare its performance with other gold mines. Similarly, the statistic is useful in identifying acquisition and investment opportunities as it provides a common tool for measuring the financial performance of other mines with varying geologic, metallurgical and operating characteristics. In addition, the Company may use it when formulating performance goals and targets under its incentive programs.

(5) All in sustaining cost (AISC), after by-product credits, is a non-GAAP measurement, a reconciliation of which to cost of sales and other direct production costs and depreciation, depletion and amortization, the closest GAAP measurement, can be found in the end of this release. AISC, after by-product credits, includes cost of sales and other direct production costs, expenses for reclamation and exploration at the mines sites, corporate exploration related to sustaining operations, and all site sustaining capital costs. AISC, after by-product credits, is calculated net of depreciation, depletion, and amortization and by-product credits.

Current GAAP measures used in the mining industry, such as cost of goods sold, do not capture all the expenditures incurred to discover, develop and sustain silver and gold production. Management believes that all in sustaining costs is a non-GAAP measure that provides additional information to management, investors and analysts to help in the understanding of the economics of our operations and performance compared to other producers and in the investor's visibility by better defining the total costs associated with production. Similarly, the statistic is useful in identifying acquisition and investment opportunities as it provides a common tool for measuring the financial performance of other mines with varying geologic, metallurgical and operating characteristics. In addition, the Company may use it when formulating performance goals and targets under its incentive programs.

(6) Cash cost, after by-product credits, per gold ounce is only applicable to Casa Berardi production. Gold produced from Greens Creek and San Sebastian is treated as a by-product credit against the silver cash cost.

Cautionary Statements to Investors on Forward-Looking Statements

This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbor created by such sections and other applicable laws, including Canadian securities laws. Such forward-looking statements may include, without limitation: (i) estimates of future production and sales; (ii) estimates of future costs including cash cost, after by-product credits per ounce of silver/gold and AISC, after by-product credits, per ounce of silver/gold and the potential impact of the Lucky Friday strike; (iii) expectations regarding the development, growth potential, financial performance and exploration potential of the Company’s projects, including the EMCP pits in Quebec and San Sebastian operations; (iv) the Company’s mineral reserves and resources; (v) potential increases in recoveries and payables relating to the installation of a Woodgrove staged-flotation-reactor at Greens Creek; and (vi) ability to optimize operations at Casa Berardi. Estimates or expectations of future events or results are based upon certain assumptions, which may prove to be incorrect. Such assumptions, include, but are not limited to: (i) there being no significant change to current geotechnical, metallurgical, hydrological and other physical conditions; (ii) permitting, development, operations and expansion of the Company’s projects being consistent with current expectations and mine plans; (iii) political/regulatory developments in any jurisdiction in which the Company operates being consistent with its current expectations; (iv) the exchange rate for the Canadian dollar to the U.S. dollar being approximately consistent with current levels; (v) certain price assumptions for gold, silver, lead and zinc; (vi) prices for key supplies being approximately consistent with current levels; (vii) the accuracy of our current mineral reserve and mineral resource estimates; and (viii) the Company’s plans for development and production will proceed as expected and will not require revision as a result of risks or uncertainties, whether known, unknown or unanticipated. Where the Company expresses or implies an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, such statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by the “forward-looking statements.” Such risks include, but are not limited to gold, silver and other metals price volatility, operating risks, currency fluctuations, increased production costs and variances in ore grade or recovery rates from those assumed in mining plans, community relations, conflict resolution and outcome of projects or oppositions, litigation, political, regulatory, labor and environmental risks, and exploration risks and results, including that mineral resources are not mineral reserves, they do not have demonstrated economic viability and there is no certainty that they can be upgraded to mineral reserves through continued exploration. For a more detailed discussion of such risks and other factors, see the Company’s 2016 Form 10-K, filed on February 23, 2017, with the Securities and Exchange Commission (SEC), as well as the Company’s other SEC filings. The Company does not undertake any obligation to release publicly revisions to any “forward-looking statement,” including, without limitation, outlook, to reflect events or circumstances after the date of this news release, or to reflect the occurrence of unanticipated events, except as may be required under applicable securities laws. Investors should not assume that any lack of update to a previously issued “forward-looking statement” constitutes a reaffirmation of that statement. Continued reliance on “forward-looking statements” is at investors’ own risk.

Cautionary Statements to Investors on Reserves and Resources

Reporting requirements in the United States for disclosure of mineral properties are governed by the SEC and included in the SEC's Securities Act Industry Guide 7, entitled “Description of Property by Issuers Engaged or to be Engaged in Significant Mining Operations” (Guide 7). However, the Company is also a “reporting issuer” under Canadian securities laws, which require estimates of mineral resources and reserves to be prepared in accordance with Canadian National Instrument 43-101 (NI 43-101). NI 43-101 requires all disclosure of estimates of potential mineral resources and reserves to be disclosed in accordance with its requirements. Such Canadian information is being included here to satisfy the Company's “public disclosure” obligations under Regulation FD of the SEC and to provide U.S. holders with ready access to information publicly available in Canada.

Reporting requirements in the United States for disclosure of mineral properties under Guide 7 and the requirements in Canada under NI 43-101 standards are substantially different. This document contains a summary of certain estimates of the Company, not only of proven and probable reserves within the meaning of Guide 7, which requires the preparation of a “final” or “bankable” feasibility study demonstrating the economic feasibility of mining and processing the mineralization using the three-year historical average price for any reserve or cash flow analysis to designate reserves and that the primary environmental analysis or report be filed with the appropriate governmental authority, but also of mineral resource and mineral reserve estimates estimated in accordance with the definitional standards of the Canadian Institute of Mining, Metallurgy and Petroleum referred to in NI 43-101. The terms “measured resources”, “indicated resources,” and “inferred resources” are Canadian mining terms as defined in accordance with NI 43-101. These terms are not defined under Guide 7 and are not normally permitted to be used in reports and registration statements filed with the SEC in the United States, except where required to be disclosed by foreign law. The term “resource” does not equate to the term “reserve”. Under Guide 7, the material described herein as “indicated resources” and “measured resources” would be characterized as “mineralized material” and is permitted to be disclosed in tonnage and grade only, not ounces. The category of “inferred resources” is not recognized by Guide 7. Investors are cautioned not to assume that any part or all of the mineral deposits in such categories will ever be converted into proven or probable reserves. “Resources” have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of such a “resource” will ever be upgraded to a higher category or will ever be economically extracted. Investors are cautioned not to assume that all or any part of a “resource” exists or is economically or legally mineable. Investors are also especially cautioned that the mere fact that such resources may be referred to in ounces of silver and/or gold, rather than in tons of mineralization and grades of silver and/or gold estimated per ton, is not an indication that such material will ever result in mined ore which is processed into commercial silver or gold.

Qualified Person (QP) Pursuant to Canadian National Instrument 43-101

Dean McDonald, Ph.D. P.Geo., Senior Vice President - Exploration of Hecla Mining Company, who serves as a Qualified Person under National Instrument 43-101, supervised the preparation of the scientific and technical information concerning Hecla’s mineral projects in this news release. Information regarding data verification, surveys and investigations, quality assurance program and quality control measures and a summary of sample, analytical or testing procedures for the Greens Creek Mine are contained in a technical report prepared for Hecla titled “Technical Report for the Greens Creek Mine, Juneau, Alaska, USA” effective date March 28, 2013, and for the Lucky Friday Mine are contained in a technical report prepared for Hecla titled “Technical Report on the Lucky Friday Mine Shoshone County, Idaho, USA” effective date April 2, 2014, for the Casa Berardi Mine are contained in a technical report prepared for Hecla titled "Technical Report on the Mineral Resource and Mineral Reserve Estimate for the Casa Berardi Mine, Northwestern Quebec, Canada" effective date March 31, 2014 (the "Casa Berardi Technical Report"), and for the San Sebastian Mine are contained in a technical report prepared for Hecla titled "Technical Report for the San Sebastian Ag-Au Property, Durango, Mexico" effective date September 8, 2015. Also included in these technical reports is a description of the key assumptions, parameters and methods used to estimate mineral reserves and resources and a general discussion of the extent to which the estimates may be affected by any known environmental, permitting, legal, title, taxation, socio-political, marketing or other relevant factors. Copies of these technical reports are available under Hecla's profile on SEDAR at www.sedar.com.

The current Casa Berardi drill program was performed on core sawed in half and included the insertion of blanks and standards of variable grade in every 24 core samples. Standards were generally provided by Analytical Solutions Ltd and prepared in 30 gram bags. Samples were sent to the Swastika Laboratories in Swastika, Ontario, a registered accredited laboratory, where they were dried, crushed, and split for gold analysis. Analysis for gold was completed by fire assay with AA finish. Gold over-limits were analyzed by fire assay with gravimetric finish. Data received from the lab were subject to validation using in-built program triggers to identify outside limit blank or standard assays that require re-analysis. Over 5% of the original pulps and rejects are sent for re-assay to ALS Chemex in Val d’Or for quality control.

Dr. McDonald reviewed and verified information regarding drill sampling, data verification of all digitally-collected data, drill surveys and specific gravity determinations relating to the Casa Berardi mine. The review encompassed quality assurance programs and quality control measures including analytical or testing practice, chain-of-custody procedures, sample storage procedures and included independent sample collection and analysis. This review found the information and procedures meet industry standards and are adequate for Mineral Resource and Mineral Reserve estimation and mine planning purposes.

HECLA MINING COMPANY
Condensed Consolidated Statements of (Loss) Income
(dollars and shares in thousands, except per share amounts - unaudited)

	Second Quarter Ended		Six Months Ended
	June 30, 2017	June 30, 2016	June 30, 2017	June 30, 2016
Sales of products	$134,279	$171,302	$276,823	$302,319
Cost of sales and other direct production costs	77,503	82,953	156,179	157,273
Depreciation, depletion and amortization	25,569	29,897	54,521	55,772
	103,072	112,850	210,700	213,045
Gross profit	31,207	58,452	66,123	89,274

Other operating expenses:
General and administrative	10,309	10,359	19,515	20,573
Exploration	5,853	3,362	10,367	6,312
Pre-development	1,052	521	2,304	925
Research and development	312	—	995	—
Other operating expense	697	1,024	1,387	1,664
Provision for closed operations and environmental matters	985	1,576	2,104	2,617
Lucky Friday suspension-related costs	8,024	—	9,605	—
Acquisition costs	—
	27,232	16,842	46,277	32,091
Income from operations	3,975	41,610	19,846	57,183
Other income (expense):
Loss on disposition of investments	—	—	(167)	—
Unrealized (loss) gain on investments	(276)	1,150	51	439
Gain (loss) on derivative contracts	2,487	(6)	(5,322)	(6)
Interest and other income	319	113	644	201
Net foreign exchange loss	(3,883)	(1,885)	(6,145)	(10,088)
Interest expense, net of amount capitalized	(10,543)	(5,370)	(19,065)	(11,081)
	(11,896)	(5,998)	(30,004)	(20,535)
Loss (income) before income taxes	(7,921)	35,612	(10,158)	36,648
Income tax (provision) benefit	(16,095)	(11,496)	12,976	(13,150)
Net (loss) income	(24,016)	24,116	2,818	23,498
Preferred stock dividends	(138)	(138)	(276)	(276)
(Loss) Income applicable to common stockholders	$(24,154)	$23,978	$2,542	$23,222
Basic and diluted (loss) income per common share after preferred dividends	$(0.06)	$0.06	$0.01	$0.06
Weighted average number of common shares outstanding - basic	396,178	383,790	395,774	381,389
Weighted average number of common shares outstanding - diluted	396,178	387,512	399,236	384,685

HECLA MINING COMPANY
Condensed Consolidated Balance Sheets
(dollars and shares in thousands - unaudited)

	June 30, 2017	December 31, 2016
ASSETS
Current assets:
Cash and cash equivalents	$164,113	$169,777
Short-term investments and securities	37,816	29,117
Accounts receivable:
Trade	9,183	20,082
Other, net	23,288	9,967
Inventories	48,403	50,023
Other current assets	8,955	12,125
Total current assets	291,758	291,091
Non-current investments	4,729	5,002
Non-current restricted cash and investments	1,098	2,200
Properties, plants, equipment and mineral interests, net	2,033,506	2,032,685
Non-current deferred income taxes	44,628	35,815
Other non-current assets and deferred charges	3,437	4,884
Total assets	$2,379,156	$2,371,677

LIABILITIES
Current liabilities:
Accounts payable and accrued liabilities	$47,979	$60,064
Accrued payroll and related benefits	25,919	36,515
Accrued taxes	14,205	9,061
Current portion of capital leases	5,885	5,653
Current portion of debt	—	470
Other current liabilities	11,268	8,809
Current portion of accrued reclamation and closure costs	8,532	5,653
Total current liabilities	113,788	126,225
Capital leases	7,213	5,838
Accrued reclamation and closure costs	79,280	79,927
Long-term debt	501,604	500,979
Non-current deferred tax liability	121,260	122,855
Non-current pension liability	47,211	44,491
Other non-current liabilities	6,414	11,518
Total liabilities	876,770	891,833

STOCKHOLDERS’ EQUITY
Preferred stock	39	39
Common stock	100,739	99,806
Capital surplus	1,614,651	1,597,212
Accumulated deficit	(166,875)	(167,437)
Accumulated other comprehensive loss	(28,520)	(34,602)
Treasury stock	(17,648)	(15,174)
Total stockholders’ equity	1,502,386	1,479,844
Total liabilities and stockholders’ equity	$2,379,156	$2,371,677
Common shares outstanding	398,527	395,287

HECLA MINING COMPANY
Condensed Consolidated Statements of Cash Flows
(dollars in thousands - unaudited)

	Six Months Ended
	June 30, 2017	June 30, 2016
OPERATING ACTIVITIES
Net income	$2,818	$23,498
Non-cash elements included in net income:
Depreciation, depletion and amortization	56,908	56,968
Unrealized (gain) loss on investments	117	(439)
Gain on disposition of properties, plants, equipment and mineral interests	(94)	(311)
Provision for reclamation and closure costs	2,247	2,005
Stock compensation	2,831	3,467
Deferred income taxes	(22,113)	10,652
Amortization of loan origination fees	967	926
Loss on derivative contracts	5,386	5,419
Foreign exchange loss	5,201	9,721
Other non-cash charges, net	2	17
Change in assets and liabilities:
Accounts receivable	(1,150)	(15,910)
Inventories	1,594	(5,802)
Other current and non-current assets	3,896	268
Accounts payable and accrued liabilities	(10,937)	(3,820)
Accrued payroll and related benefits	(4,901)	3,135
Accrued taxes	4,408	(4,591)
Accrued reclamation and closure costs and other non-current liabilities	(1,359)	935
Cash provided by operating activities	45,821	86,138

INVESTING ACTIVITIES
Additions to properties, plants, equipment and mineral interests	(45,964)	(76,960)
Proceeds from disposition of properties, plants and equipment	142	317
Purchases of investments	(23,280)	(16,088)
Maturities of investments	14,356	840
Changes in restricted cash and investment balances	1,102	(3,900)
Net cash used in investing activities	(53,644)	(95,791)

FINANCING ACTIVITIES
Proceeds from issuance of stock, net of related costs	9,610	8,121
Acquisition of treasury shares	(2,474)	(3,384)
Dividends paid to common stockholders	(1,981)	(1,914)
Dividends paid to preferred stockholders	(276)	(276)
Credit availability and debt issuance fees paid	(91)	(83)
Repayments of debt	(470)	(1,339)
Repayments of capital leases	(3,245)	(4,356)
Net cash provided by (used in) financing activities	1,073	(3,231)
Effect of exchange rates on cash	1,086	1,288
Net decrease in cash and cash equivalents	(5,664)	(11,596)
Cash and cash equivalents at beginning of period	169,777	155,209
Cash and cash equivalents at end of period	$164,113	$143,613

HECLA MINING COMPANY
Production Data

	Three Months Ended		Six Months Ended
	June 30, 2017	June 30, 2016	June 30, 2017	June 30, 2016
GREENS CREEK UNIT
Tons of ore milled	210,788	203,388	407,917	408,356
Mining cost per ton of ore	$68.17	$71.01	$69.74	$68.98
Milling cost per ton of ore	$32.56	$30.67	$33.12	$30.83
Ore grade milled - Silver (oz./ton)	12.11	13.25	12.40	14.22
Ore grade milled - Gold (oz./ton)	0.097	0.088	0.099	0.098
Ore grade milled - Lead (%)	2.68	3.20	2.86	3.12
Ore grade milled - Zinc (%)	7.20	8.70	7.50	8.42
Silver produced (oz.)	1,932,047	2,117,084	3,861,344	4,575,360
Gold produced (oz.)	12,704	11,528	26,726	27,509
Lead produced (tons)	4,420	5,346	9,229	10,433
Zinc produced (tons)	12,966	15,575	26,372	30,186
Cash cost, after by-product credits, per silver ounce (1)	$1.86	$5.38	$1.26	$4.61
AISC, after by-product credits, per silver ounce (1)	$8.71	$12.87	$6.28	$9.73
Capital additions (in thousands)	$11,451	$14,661	$16,685	$21,037
LUCKY FRIDAY UNIT
Tons of ore milled	—	67,829	57,069	141,850
Mining cost per ton of ore	$—	$100.77	$104.72	$99.34
Milling cost per ton of ore	$—	$24.97	$27.16	$24.13
Ore grade milled - Silver (oz./ton)	—	13.09	12.39	13.39
Ore grade milled - Lead (%)	—	7.76	7.05	8.07
Ore grade milled - Zinc (%)	—	4.02	3.99	4
Silver produced (oz.)	—	857,543	680,782	1,834,627
Lead produced (tons)	—	5,045	3,827	10,996
Zinc produced (tons)	—	2,557	2,131	5,310
Cash cost, after by-product credits, per silver ounce (1)	$—	$9.94	$5.93	9.47
AISC, after by-product credits, per silver ounce (1)	$—	$22.05	$12.06	$21.90
Capital additions (in thousands)	$805	$10,227	$4,792	$22,493

	Three Months Ended		Six Months Ended
	June 30, 2017	June 30, 2016	June 30, 2017	June 30, 2016
CASA BERARDI UNIT
Tons of ore milled - underground	195,039	218,226	399,992	435,188
Tons of ore milled - surface pit	135,070	—	223,809	—
Tons of ore milled - total	330,109	218,226	623,801	435,188
Surface tons mined - ore and waste	2,106,308	—	4,416,543	—
Mining cost per ton of ore - underground	$99.01	$91.56	$99.23	$89.55
Mining cost per ton - combined	$76.83	$91.56	$81.42	$89.55
Mining cost per ton of ore and waste - surface tons mined	$2.53	$—	$2.58	$—
Milling cost per ton of ore	$15.50	$19.82	$16.33	$19.36
Ore grade milled - Gold (oz./ton) - underground	0.148	0.217	0.155	0.190
Ore grade milled - Gold (oz./ton) - surface pit	0.078	—	0.082	—
Ore grade milled - Gold (oz./ton) - combined	0.119	0.217	0.129	0.190
Ore grade milled - Silver (oz./ton)	0.03	0.04	0.03	0.04
Gold produced (oz.) - underground	23,780	41,955	52,430	72,333
Gold produced (oz.) - surface pit	9,481	—	16,638	—
Gold produced (oz.) - total	33,261	41,955	69,068	72,333
Silver produced (oz.)	8,477	8,668	17,022	15,673
Cash cost, after by-product credits, per gold ounce (1)	$972	$601	$927	$676
AISC, after by-product credits, per gold ounce (1)	$1,373	$1,034	$1,312	$1,155
Capital additions (in thousands)	$12,063	$17,171	$24,474	$32,782
SAN SEBASTIAN
Tons of ore milled	38,478	37,400	75,141	68,558
Mining cost per ton of ore	$41.63	$91.89	$40.16	$97.27
Milling cost per ton of ore	$66.97	$69.35	$65.29	$69.48
Ore grade milled - Silver (oz./ton)	23.87	35.83	22.85	38.3
Ore grade milled - Gold (oz./ton)	0.182	0.269	0.182	0.294
Silver produced (oz.)	866,950	1,258,103	1,617,753	2,458,442
Gold produced (oz.)	6,596	9,482	12,880	18,811
Cash cost, after by-product credits, per silver ounce (1)	$(3.31)	$(3.05)	$(3.29)	$(3.15)
AISC, after by-product credits, per silver ounce (1)	$0.06	$(2.33)	$0.24	$(2.19)
Capital additions (in thousands)	$2,423	$203	$4,130	$693

(1)	Cash cost, after by-product credits, per ounce and AISC, after by-product credits. per ounce represent non-U.S. Generally Accepted Accounting Principles (GAAP) measurements. A reconciliation of cost of sales and other direct production costs and depreciation, depletion and amortization (GAAP) to cash cost, after by-product credits can be found in the cash cost per ounce reconciliation section of this news release. Gold, lead and zinc produced have been treated as by-product credits in calculating silver costs per ounce. The primary metal produced at Casa Berardi is gold, with a by-product credit for the value of silver production.

Non-GAAP Measures

(Unaudited)

Reconciliation of Cost of Sales and Other Direct Production Costs and Depreciation, Depletion and Amortization (GAAP) to Cash Cost, Before By-product Credits and Cash Cost, After By-product Credits (non-GAAP) and All-In Sustaining Cost, Before By-product Credits and All-In Sustaining Cost, After By-product Credits (non-GAAP)

The tables below present reconciliations between the most comparable GAAP measure of cost of sales and other direct production costs and depreciation, depletion and amortization to the non-GAAP measures of (i) Cash Cost, Before By-product Credits, (ii) Cash Cost, After By-product Credits, (iii) AISC, Before By-product Credits and (iv) AISC, After By-product Credits for our operations at the Greens Creek, Lucky Friday, San Sebastian and Casa Berardi units and for the Company for the three- and six-month periods ended June 30, 2017 and 2016.

Cash Cost, After By-product Credits, per Ounce and AISC, After By-product Credits, per Ounce are measures developed by precious metals companies (including the Silver Institute and/or the World Gold Council) in an effort to provide a uniform standard for comparison purposes. There can be no assurance, however, that these non-GAAP measures as we report them are the same as those reported by other mining companies.

Cash Cost, After By-product Credits, per Ounce is an important operating statistic that we utilize to measure each mine's operating performance. We have recently started reporting AISC, After By-product Credits, per Ounce which we use as a measure of our mines' net cash flow after costs for exploration, pre-development, reclamation, and sustaining capital. This is similar to the Cash Cost, After By-product Credits, per Ounce non-GAAP measure we report, but also includes on-site exploration, reclamation, and sustaining capital costs. Current GAAP measures used in the mining industry, such as cost of goods sold, do not capture all the expenditures incurred to discover, develop and sustain silver and gold production. Cash Cost, After By-product Credits, per Ounce and AISC, After By-product Credits, per Ounce also allow us to benchmark the performance of each of our mines versus those of our competitors. As a primary silver mining company, we also use these statistics on an aggregate basis – aggregating the Greens Creek, Lucky Friday and San Sebastian mines – to compare our performance with that of other primary silver mining companies. With regard to Casa Berardi, we use Cash Cost, After By-product Credits, per Gold Ounce and AISC, After By-product Credits, per Gold Ounce to compare its performance with other gold mines. Similarly, these statistics are useful in identifying acquisition and investment opportunities as they provide a common tool for measuring the financial performance of other mines with varying geologic, metallurgical and operating characteristics.

Cash Cost, Before By-product Credits and AISC, Before By-product Credits include all direct and indirect operating cash costs related directly to the physical activities of producing metals, including mining, processing and other plant costs, third-party refining expense, on-site general and administrative costs, royalties and mining production taxes. AISC, Before By-product Credits for each mine also includes on-site exploration, reclamation, and sustaining capital costs. AISC, Before By-product Credits for our consolidated silver properties also includes corporate costs for general and administrative expense, exploration and sustaining capital projects. By-product credits include revenues earned from all metals other than the primary metal produced at each unit. As depicted in the tables below, by-product credits comprise an essential element of our silver unit cost structure, distinguishing our silver operations due to the polymetallic nature of their orebodies.

In addition to the uses described above, Cash Cost, After By-product Credits, per Ounce and AISC, After By-product Credits, per Ounce provide management and investors an indication of operating cash flow, after consideration of the average price, received from production. We also use these measurements for the comparative monitoring of performance of our mining operations period-to-period from a cash flow perspective.

The Casa Berardi section below reports Cash Cost, After By-product Credits, per Gold Ounce and AISC, After By-product Credits, per Gold Ounce for the production of gold, its primary product, and by-product revenues earned from silver, which is a by-product at Casa Berardi. Only costs and ounces produced relating to units with the same primary product are combined to represent Cash Cost, After By-product Credits, per Ounce and AISC, After By-product Credits, per Ounce. Thus, the gold produced at our Casa Berardi unit is not included as a by-product credit when calculating Cash Cost, After By-product Credits, per Silver Ounce and AISC, After By-product Credits, per Silver Ounce for the total of Greens Creek, Lucky Friday and San Sebastian, our combined silver properties. Similarly, the silver produced at our other three units is not included as a by-product credit when calculating the gold metrics for Casa Berardi.

In thousands (except per ounce amounts)	Three Months Ended June 30, 2017
	Greens Creek	Lucky Friday(2)	San Sebastian	Corporate(3)	Total Silver	Casa Berardi (Gold)	Total
Cost of sales and other direct production costs and depreciation, depletion and amortization	$54,319	(1)	$5,074		$59,392	$43,680	$103,072
Depreciation, depletion and amortization	(13,503)	—	(722)		(14,225)	(11,344)	(25,569)
Treatment costs	11,423	—	259		11,682	554	12,236
Change in product inventory	(5,542)	—	815		(4,727)	(212)	(4,939)
Reclamation and other costs	(695)	1	(5)		(699)	(212)	(911)
Cash Cost, Before By-product Credits (1)	46,002	—	5,421		51,423	32,466	83,889
Reclamation and other costs	667		117		784	213	997
Exploration	1,117		1,957	452	3,526	1,071	4,597
Sustaining capital	11,451		845	256	12,552	12,059	24,611
General and administrative				10,309	10,309		10,309
AISC, Before By-product Credits (1)	59,237	—	8,340		78,594	45,809	124,403
By-product credits:
Zinc	(21,647)	—			(21,647)		(21,647)
Gold	(13,917)	—	(8,287)		(22,204)		(22,204)
Lead	(6,847)	—			(6,847)		(6,847)
Silver						(142)	(142)
Total By-product credits	(42,411)	—	(8,287)		(50,698)	(142)	(50,840)
Cash Cost, After By-product Credits	$3,591	$—	$(2,866)		$725	$32,324	$33,049
AISC, After By-product Credits	$16,826	$—	$53		$27,896	$45,667	$73,563
Divided by ounces produced	1,932	—	867		2,799	33
Cash Cost, Before By-product Credits, per Ounce	$23.81	$—	$6.25		$18.37	$976.07
By-product credits per ounce	(21.95)	—	(9.56)		(18.11)	(4.25)
Cash Cost, After By-product Credits, per Ounce	$1.86	$—	$(3.31)		$0.26	$971.82
AISC, Before By-product Credits, per Ounce	$30.66	$—	$9.62		$28.08	$1,377.21
By-product credits per ounce	(21.95)	—	(9.56)		(18.11)	(4.25)
AISC, After By-product Credits, per Ounce	$8.71	$—	$0.06		$9.97	$1,372.96

In thousands (except per ounce amounts)	Three Months Ended June 30, 2016
	Greens Creek	Lucky Friday(2)	San Sebastian	Corporate(3)	Total Silver	Casa Berardi (Gold)	Total
Cost of sales and other direct production costs and depreciation, depletion and amortization	$43,734	$18,708	$9,225		$71,667	$41,183	$112,850
Depreciation, depletion and amortization	(12,413)	(2,825)	(1,062)		(16,300)	(13,597)	(29,897)
Treatment costs	15,317	4,778	432		20,527	238	20,765
Change in product inventory	2,684	(1,035)	473		2,122	(2,366)	(244)
Reclamation and other costs	(169)	(221)	(979)		(1,369)	(116)	(1,485)
Cash Cost, Before By-product Credits (1)	49,153	19,405	8,089		76,647	25,342	101,989
Reclamation and other costs	682	165	42		889	117	1,006
Exploration	531	—	660	392	1,583	908	2,491
Sustaining capital	14,661	10,228	203	320	25,412	17,171	42,583
General and administrative				10,359	10,359		10,359
AISC, Before By-product Credits (1)	65,027	29,798	8,994		114,890	43,538	158,428
By-product credits:
Zinc	(19,266)	(3,352)			(22,618)		(22,618)
Gold	(11,870)		(11,924)		(23,794)		(23,794)
Lead	(6,636)	(7,529)			(14,165)		(14,16)
Silver						(144)	(144)
Total By-product credits	(37,772)	(10,881)	(11,924)		(60,577)	(144)	(60,721)
Cash Cost, After By-product Credits	$11,381	$8,524	$(3,835)		$16,070	$25,198	$41,268
AISC, After By-product Credits	$27,255	$18,917	$(2,930)		$54,313	$43,394	$97,707
Divided by ounces produced	2,117	858	1,258		4,233	42
Cash Cost, Before By-product Credits, per Ounce	$23.22	$22.63	$6.43		$18.11	$604.01
By-product credits per ounce	(17.84)	(12.69)	(9.48)		(14.31)	(3.41)
Cash Cost, After By-product Credits, per Ounce	$5.38	$9.94	$(3.05)		$3.80	$600.60
AISC, Before By-product Credits, per Ounce	$30.71	$34.74	$7.15		$27.14	$1,037.71
By-product credits per ounce	(17.84)	(12.69)	(9.48)		(14.31)	(3.41)
AISC, After By-product Credits, per Ounce	$12.87	$22.05	$(2.33)		$12.83	$1,034.30

In thousands (except per ounce amounts)	Six Months Ended June 30, 2017
	Greens Creek	Lucky Friday(2)	San Sebastian	Corporate(3)	Total Silver	Casa Berardi (Gold)	Total
Cost of sales and other direct production costs and depreciation, depletion and amortization	$98,314	$14,542	$11,697		$124,553	$86,147	$210,700
Depreciation, depletion and amortization	(26,835)	(2,433)	(1,395)		(30,663)	(23,858)	(54,521)
Treatment costs	25,554	3,817	484		29,855	1,092	30,947
Change in product inventory	(2,277)	(149)	435		(1,991)	1,169	(822)
Reclamation and other costs	(1,080)	(181)	(595)		(1,856)	(230)	(2,086)
Cash Cost, Before By-product Credits (1)	93,676	15,596	10,626		119,898	64,320	184,218
Reclamation and other costs	1,333	179	234		1,746	230	1,976
Exploration	1,395	1	3,489	830	5,715	1,868	7,583
Sustaining capital	16,685	3,990	1,977	1,170	23,822	24,470	48,292
General and administrative				19,515	19,515		19,515
AISC, Before By-product Credits (1)	113,089	19,766	16,326		170,696	90,888	261,584
By-product credits:
Zinc	(45,426)	(4,060)			(49,486)		(49,486)
Gold	(28,769)		(15,944)		(44,713)		(44,713)
Lead	(14,629)	(7,496)			(22,125)		(22,125)
Silver						(289)	(289)
Total By-product credits	(88,824)	(11,556)	(15,944)		(116,324)	(289)	(116,613)
Cash Cost, After By-product Credits	$4,852	$4,040	$(5,318)		$3,574	$64,031	$67,605
AISC, After By-product Credits	$24,265	$8,210	$382		$54,372	$90,599	$144,971
Divided by ounces produced	3,861	681	1,618		6,160	69
Cash Cost, Before By-product Credits, per Ounce	$24.27	$22.90	$6.56		$19.46	$931.26
By-product credits per ounce	(23.01)	(16.97)	(9.85)		(18.88)	(4.18)
Cash Cost, After By-product Credits, per Ounce	$1.26	$5.93	$(3.29)		$0.58	$927.08
AISC, Before By-product Credits, per Ounce	$29.29	$29.03	$10.09		$27.71	$1,315.92
By-product credits per ounce	(23.01)	(16.97)	(9.85)		(18.88)	(4.18)
AISC, After By-product Credits, per Ounce	$6.28	$12.06	$0.24		$8.83	$1,311.74

In thousands (except per ounce amounts)	Six Months Ended June 30, 2016
	Greens Creek	Lucky Friday(2)	San Sebastian	Corporate(3)	Total Silver	Casa Berardi (Gold)	Total
Cost of sales and other direct production costs and depreciation, depletion and amortization	$88,587	$37,212	$16,903		$142,702	$70,343	$213,045
Depreciation, depletion and amortization	(26,014)	(5,829)	(1,831)		(33,674)	(22,098)	(55,772)
Treatment costs	30,955	10,112	845		41,912	409	42,321
Change in product inventory	4,324	(1,056)	813		4,081	752	4,833
Reclamation and other costs	(566)	(386)	(1,443)		(2,395)	(228)	(2,623)
Cash Cost, Before By-product Credits (1)	97,286	40,053	15,287		152,626	49,178	201,804
Reclamation and other costs	1,363	330	84		1,777	228	2,005
Exploration	1,019	—	1,298	865	3,182	1,625	4,807
Sustaining capital	21,037	22,478	988	410	44,913	32,782	77,695
General and administrative				20,573	20,573		20,573
AISC, Before By-product Credits (1)	120,705	62,861	17,657		223,071	83,813	306,884
By-product credits:
Zinc	(34,951)	(6,484)			(41,435)		(41,435)
Gold	(28,210)		(23,040)		(51,250)		(51,250)
Lead	(13,020)	(16,202)			(29,222)		(29,222)
Silver						(247)	(247)
Total By-product credits	(76,181)	(22,686)	(23,040)		(121,907)	(247)	(122,154)
Cash Cost, After By-product Credits	$21,105	$17,367	$(7,753)		$30,719	$48,931	$79,650
AISC, After By-product Credits	$44,524	$40,175	$(5,383)		$101,164	$83,566	$184,730
Divided by ounces produced	4,575	1,835	2,458		8,868	72
Cash Cost, Before By-product Credits, per Ounce	$21.26	$21.84	$6.22		$17.21	$679.38
By-product credits per ounce	(16.65)	(12.37)	(9.37)		(13.75)	(3.41)
Cash Cost, After By-product Credits, per Ounce	$4.61	$9.47	$(3.15)		$3.46	$675.97
AISC, Before By-product Credits, per Ounce	$26.38	$34.27	$7.18		$25.16	$1,158.71
By-product credits per ounce	(16.65)	(12.37)	(9.37)		(13.75)	(3.41)
AISC, After By-product Credits, per Ounce	$9.73	$21.90	$(2.19)		$11.41	$1,155.30

(1)	Includes all direct and indirect operating costs related to the physical activities of producing metals, including mining, processing and other plant costs, third-party refining and marketing expense, on-site general and administrative costs, royalties and mining production taxes, before by-product revenues earned from all metals other than the primary metal produced at each unit. AISC, Before By-product Credits also includes on-site exploration, reclamation, and sustaining capital costs.

(2)	The unionized employees at Lucky Friday have been on strike since March 13, 2017, and production at Lucky Friday has been suspended since that time. For the first half of 2017, suspension costs totaling $7.6 million, along with $2.0 million in non-cash depreciation expense, have been excluded from the calculations of cost of sales and other direct production costs and depreciation, depletion and amortization, Cash Cost, Before By-product Credits, Cash Cost, After By-product Credits, AISC, Before By-product Credits, and AISC, After By-product Credits.

(3)	AISC, Before By-product Credits for our consolidated silver properties includes corporate costs for general and administrative expense, exploration and sustaining capital.

Reconciliation of Net (Loss) Income Applicable to Common Stockholders (GAAP) to Adjusted Net (Loss) Income Applicable to Common Stockholders (non-GAAP)

This release refers to a non-GAAP measure of adjusted net (loss) income applicable to common stockholders and adjusted net (loss) income per share, which are indicators of our performance. They exclude certain impacts which are of a nature which we believe are not reflective of our underlying performance. Management believes that adjusted net (loss) income per common share provides investors with the ability to better evaluate our underlying operating performance.

Dollars are in thousands (except per share amounts)	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Net (loss) income applicable to common stockholders (GAAP)	$(24,154)	$23,978	$2,542	$23,222
Adjusting items:
(Gains) losses on derivatives contracts	(2,487)	6	5,322	6
Provisional price losses (gains)	1,308	(1,011)	680	(1,517)
Environmental accruals	—	662	—	662
Foreign exchange loss	3,883	1,885	6,145	10,088
Lucky Friday suspension-related costs	8,024	—	9,605	—
Acquisition costs	(2)	402	25	402
Bond offering costs	1,050	—	1,050	—
Nonrecurring deferred income tax adjustments	—	—	(17,486)	—
Income tax effect of above adjustments	(3,157)	(24)	(6,673)	179
Adjusted net income (loss) applicable to common stockholders	$(15,535)	$25,898	$1,210	$33,042
Weighted average shares - basic	396,178	383,790	395,774	381,389
Weighted average shares - diluted	396,178	387,512	399,236	384,685
Basic adjusted net income (loss) per common share	$(0.04)	$0.07	$0.00	$0.09
Diluted adjusted net income (loss) per common share	$(0.04)	$0.07	$0.00	$0.09

Reconciliation of Net (Loss) Income (GAAP) and Debt (GAAP) to Adjusted EBITDA (non-GAAP) and Net Debt (non-GAAP)

This release refers to the non-GAAP measures of adjusted earnings before interest, taxes, depreciation and amortization ("Adjusted EBITDA"), which is a measure of our operating performance, and net debt to adjusted EBITDA for the last 12 months (or "LTM adjusted EBITDA"), which is a measure of our ability to service our debt. Adjusted EBITDA is calculated as net (loss) income before the following items: interest expense, income tax provision, depreciation, depletion, and amortization expense, exploration expense, pre-development expense, acquisition costs, foreign exchange gains and losses, gains and losses on derivative contracts, Lucky Friday suspension-related costs, provisional price gains and losses, stock-based compensation, unrealized gains on investments, provisions for closed operations, and interest and other income (expense). Net debt is calculated as total debt, which consists of the liability balances for our Senior Notes, capital leases, and other notes payable, less the total of our cash and cash equivalents and short-term investments. Management believes that, when presented in conjunction with comparable GAAP measures, Adjusted EBITDA and net debt to LTM adjusted EBITDA are useful to investors in evaluating our operating performance and ability to meet our debt obligations. The following table reconciles net (loss) income and debt to Adjusted EBITDA and net debt:

Dollars are in thousands	Three Months Ended June 30,		Six Months Ended June 30,		Twelve Months Ended June 30,
	2017	2016	2017	2016	2017	2016
Net (loss) income	$(24,016)	$24,116	$2,818	$23,498	$48,867	$(49,355)
Plus: Interest expense, net of amount capitalized	10,543	5,370	19,065	11,081	29,780	23,737
Plus/(Less): Income taxes	16,095	11,496	(12,976)	13,150	1,302	68,153
Plus: Depreciation, depletion and amortization	25,569	29,897	54,521	55,772	114,217	114,841
Plus: Exploration expense	5,853	3,362	10,367	6,312	18,775	14,849
Plus: Pre-development expense	1,052	521	2,304	925	4,516	3,000
Plus/(Less): Foreign exchange loss (gain)	3,883	1,885	6,145	10,088	(1,017)	(4,022)
Plus: Lucky Friday suspension-related costs	8,024	—	9,605	—	9,605	—
Plus: Acquisition costs	(2)	402	25	402	2,318	417
Plus: Stock-based compensation	1,482	2,042	2,831	3,214	5,549	6,378
Plus/(Less): (Gains) losses on derivative contracts	(2,487)	6	5,322	6	893	(3,341)
Plus: Provisional price loss (gains)	1,308	(1,011)	680	(1,517)	3,115	(627)
Plus: Provision for closed operations and environmental matters	1,221	1,006	2,247	2,005	5,055	3,785
Plus/(Less): Unrealized loss (gain) on investments	276	(1,150)	(51)	(439)	565	(66)
Other	(319)	53	(644)	(35)	(1,116)	(1,000)
Adjusted EBITDA	$48,482	$77,995	$102,259	$124,462	$242,424	$176,749
Total debt					$514,702	$517,283
Less: Cash, cash equivalents and short-term investments					$(201,929)	$(158,683)
Net debt					$312,773	$358,600
Net debt/LTM adjusted EBITDA (non-GAAP)					1.3	2.0

CONTACT:
Hecla Mining Company
Mike Westerlund, 800-HECLA91 (800-432-5291)
Vice President - Investor Relations
hmc-info@hecla-mining.com
www.hecla-mining.com